Exhibit 99.1

News Release

Contacts:	Layne Christensen Company Jerry W. Fanska
Sr. Vice President Finance
913-677-6858
www.laynechristensen.com
MONDAY, MARCH 30, 2009
LAYNE CHRISTENSEN REPORTS FOURTH QUARTER AND
FISCAL 2009 YEAR END RESULTS
•	Revenues for fiscal 2009 reach $1 billion for the first time in Company history.

•	Non-cash impairment charge in the Energy division’s fourth quarter of $16.1 million, after income taxes, or $0.83 per share, resulted from reduced oil and gas reserve valuations at year end caused by lower natural gas prices.

•	Net income for the year was $26.5 million, or $1.37 per share, compared to $37.3 million, or $2.20 per share last year.

•	Excluding the fourth quarter Energy division non-cash impairment charge, net income for the year was up 14.4% to $42.6 million, or $2.20 per share.

•	The fourth quarter was a net loss of $11.4 million, or $(0.59) per share, compared to net income of $9.6 million, or $0.50 per share last year.

•	Excluding the fourth quarter Energy division non-cash impairment charge, net income for the fourth quarter was down 50.8% to $4.7 million, or $0.24 per share, due primarily to sharp declines in the Mineral Exploration division.

Financial Data	Three Months		%	Twelve Months		%
(in 000’s, except per share data)	1/31/09	1/31/08	Change	1/31/09	1/31/08	Change

Revenues
—Water infrastructure	$191,766	$163,980	16.9	$766,957	$639,584	19.9%
—Mineral exploration	25,095	47,597	(47.3)	188,918	178,482	5.8
—Energy	11,528	10,742	7.3	46,352	39,749	16.6
—Other	1,009	1,270	(20.6)	5,836	10,459	(44.2)

Total revenues	229,398	223,589	2.6	1,008,063	868,274	16.1

Net income (loss)	(11,351)	9,606	(218.2)	26,534	37,256	(28.8)
Dilutive EPS	(0.59)	0.50	(218.0)	1.37	2.20	(37.7)
Net income excluding fourth quarter energy charges	4,730	9,606	(50.8)	42,615	37,256	14.4
Dilutive EPS excluding fourth quarter energy charges	0.24	0.50	(52.0)	2.20	2.20	—
Weighted average dilutive shares outstanding	19,317	19,366	(0.3)	19,386	16,938	14.5
“Although we were pleased with full year operating results, clearly the fourth quarter reflected the challenges ahead. The non-cash impairment charge in our energy division resulted from the low natural gas prices at fiscal year end. Our cash position, net of debt, continues to grow as we reduce spending in response to lower operating levels. The first quarter will be tougher as we stair step down from fourth quarter revenues while trying to get costs in line with a lower revenue base. Fortunately, Layne Christensen’s strong balance sheet and business diversity will continue to give us an advantage in dealing with this cycle. We will prudently take advantage of the numerous opportunities that this dramatic recession will produce.”— Andrew B. Schmitt, President and Chief Executive Officer

-more-

MISSION WOODS, KANSAS, March 30, 2009 — Layne Christensen Company (Nasdaq: LAYN), today announced net income for the fiscal year ended January 31, 2009, of $26,534,000, or $1.37 per diluted share. Earnings were impacted by a non-cash impairment charge in the fourth quarter of $16,081,000 after income taxes or $0.83 per share, related to year end oil and gas reserve determinations in the Energy division. Excluding the non-cash charge, the Company had net income of $42,615,000, or $2.20 per diluted share, compared to net income of $37,256,000, or $2.20 per diluted share last year. Net income for the fourth quarter, excluding the non-cash charge, was $4,730,000, or $0.24 per diluted share, compared to net income of $9,606,000, or $0.50 per diluted share, in the fourth quarter last year.

Revenues increased $5,809,000, or 2.6%, to $229,398,000 for the three months ended January 31, 2009, and increased $139,789,000, or 16.1%, to $1,008,063,000 for the twelve months ended January 31, 2009, compared to the same periods last year. Revenues were up across all primary divisions during both periods, except for mineral exploration revenues which were down in the fourth quarter. A further discussion of results of operations by division is presented below.

Selling, general and administrative expenses increased to $31,430,000 and $136,687,000 for the three and twelve months ended January 31, 2009, compared to $29,960,000 and $119,937,000 for the same periods last year. The increase for the three months was primarily the result of $1,905,000 in expenses added from acquisitions and start up operations. The increase for the twelve months was primarily the result of $7,497,000 in expenses added from acquisitions and start up operations, compensation related expense increases of $3,887,000, with the remainder of the increase spread across various categories.

Depreciation, depletion and amortization increased to $13,871,000 and $52,840,000 for the three and twelve months ended January 31, 2009, compared to $11,693,000 and $43,620,000 for the same periods last year. The increases were primarily the result of increased depletion of $1,129,000 and $3,232,000 resulting from increases in production of unconventional gas from the Company’s energy operations and increased depreciation from property additions and acquisitions in the other divisions.

Equity in earnings of affiliates increased to $2,977,000 and $14,089,000 for the three and twelve months ended January 31, 2009, compared to $2,049,000 and $8,076,000 for the same periods last year. The increases reflect strong performance in mineral exploration by affiliates in Latin America, particularly Chile, during most of the fiscal year.

Interest expense decreased to $816,000 and $3,614,000 for the three and twelve months ended January 31, 2009, compared to $986,000 and $8,730,000 for the same periods last year. The decreases were a result of debt paid off with proceeds from the Company’s stock offering in October 2007.

The Company recorded an income tax benefit of $10,609,000 in the fourth quarter related to the non-cash energy charge. Excluding this benefit, the Company’s effective tax rate was 54.2% and 43.0% for the three and twelve months ended January 31, 2009, compared to 46.6% and 44.8% for the same periods last year. The higher effective rate in the three months was primarily due to the decrease in pre-tax earnings in the quarter. The effective rates in excess of the statutory federal rate were due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.

Water Infrastructure Division

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
(in thousands)	2009	2008	2009	2008

Revenues	$191,766	$163,980	$766,957	$639,584
Income before income taxes and minority interest	12,929	8,573	48,399	42,995
Water infrastructure revenues increased 16.9% and 19.9% to $191,766,000 and $766,957,000 for the three and twelve months ended January 31, 2009, from $163,980,000 and $639,584,000 for the same periods last year. The increases in revenues were primarily attributable to incremental revenues of $29,769,000 and $54,458,000 from the Company’s acquisitions. Also affecting the twelve months were increases of $25,325,000 in water and wastewater treatment plant construction, $20,389,000 in specialty geoconstruction and $9,396,000 in sewer rehabilitation revenues.
Income before income taxes for the water infrastructure division increased 50.8% and 12.6% to $12,929,000 and $48,399,000 for the three and twelve months ended January 31, 2009, compared to $8,573,000 and $42,995,000 for the same periods last year. The increase in income for the three months was primarily attributable to increased earnings of $1,502,000 in specialty geoconstruction, $1,147,000 in reduced incentive compensation expenses, and $428,000 from acquisitions and start up operations. Included in the twelve months ended January 31, 2008 results was $1,626,000 in non-recurring income from the recovery of previously written-off costs associated with a groundwater transfer project in Texas. Excluding this item, the increase in income was primarily attributable to increases in earnings of $3,635,000 in specialty geoconstruction, $2,527,000 in water and wastewater treatment plant construction and $1,135,000 in sewer rehabilitation.
The backlog in the water infrastructure division was $427,863,000 as of January 31, 2009, compared to $408,404,000 as of January 31, 2008.
Mineral Exploration Division

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
(in thousands)	2009	2008	2009	2008

Revenues	$25,095	$47,597	$188,918	$178,482
Income before income taxes and minority interest	437	11,377	39,260	37,452
Mineral exploration revenues decreased 47.3% and increased 5.8% to $25,095,000 and $188,918,000 for the three and twelve months ended January 31, 2009, compared to revenues of $47,597,000 and $178,482,000 for the same periods last year. The increase in revenues for the twelve months was primarily attributable to strength in exploration activity in the Company’s markets as a result of the relatively high gold and base metal prices in the first three quarters of the year. Revenues decreased in the fourth quarter of fiscal 2009 as mining companies extended holiday mine shutdowns and delayed or reduced spending programs in response to tightening credit and economic uncertainty and lower prices for base metals. We expect this revenue trend to continue into fiscal 2010.
Income before income taxes for the mineral exploration division decreased to $437,000 for the three months and increased to $39,260,000 for the twelve months ended January 31, 2009, compared to $11,377,000 and $37,452,000 for the same periods last year. Included in income is equity in earnings of affiliates, which increased $928,000 and $6,013,000 from the same periods last year. Excluding the affiliate earnings, the division’s earnings decreased $11,868,000 and $4,205,000 for the three and twelve months, primarily due to the fourth quarter exploration spending slowdowns noted above.

Energy Division

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
(in thousands)	2009	2008	2009	2008

Revenues	$11,528	$10,742	$46,352	$39,749
Income (loss) before income taxes and minority interest	(23,074)	3,241	(12,401)	13,075
Energy division revenues increased 7.3% and 16.6% to $11,528,000 and $46,352,000 for the three and twelve months ended January 31, 2009, compared to revenues of $10,742,000 and $39,749,000 for the same periods last year. The increases in revenues were primarily attributable to increased production from the Company’s unconventional gas properties.
During the fourth quarter, the Company completed its annual determination of oil and gas reserves and the corresponding present value of those reserves. This determination was made in accordance with SEC guidelines which requires the use of year end gas prices in determining future cash flows. The gas price at January 31, 2009 used in the determination was $3.29 per Mcf, compared to $7.53 per Mcf used at January 31, 2008. As a result of the lower prices, the expected future cash flows and gas reserve volumes were significantly reduced. Accordingly, in the fourth quarter, the Company recorded a non-cash impairment charge of $26,690,000, or $16,081,000, after income taxes. The SEC has revised the annual guidelines for future years, including a change in the point-in-time pricing model described above. Had the new rules been effective at year-end, the price used in the annual determination would have been $6.68 per Mcf resulting in no charges to earnings from this test.
Excluding the fourth quarter non-cash impairment charge, income before income taxes for the energy division increased 11.6% and 9.3% to $3,616,000 and $14,289,000 for the three and twelve months ended January 31, 2009, compared to $3,241,000 and $13,075,000 for the same periods last year. The increases were attributable to increased production, partially offset by reduced pricing in the second half of the year for the portion of the division’s production which was not covered by forward sales contracts.
Also included in fiscal 2009, are two additional items, both recorded in the third quarter. The Company recorded a non-cash impairment of oil and gas properties of $2,014,000 related to the Company’s exploration project in Chile, begun in 2008. Following initial core testing and further evaluation of infrastructure requirements, it was determined that recovery of our investment was not likely and costs were written off. The Company also recorded settlement income related to litigation initiated in the current year against former officers of a subsidiary and associated energy production companies. During September 2008, the Company entered into a settlement agreement whereby it will receive certain payments over a period through September 2009. Settlement income of $2,173,000 was recorded in the year for the payments received, net of attorney fees.
Other

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
(in thousands)	2009	2008	2009	2008

Revenues	$1,009	$1,270	$5,836	$10,459
Income before income taxes and minority interest	77	219	1,280	3,696
Included in Other for the twelve months ended January 31, 2009 and 2008 were revenues of $470,000 and $4,954,000, respectively, associated with contracts to provide consulting and logistical support for international projects in Canada and Africa. Excluding the effects of these activities, the remainder of the operations included in this segment were consistent period over period.

Unallocated Corporate Expenses
Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $5,915,000 and $25,486,000 for the three and twelve months ended January 31, 2009, compared to $4,546,000 and $21,199,000 for the same periods last year. The increases for the periods were primarily due to compensation related expenses.
Summary of Operating Segment Reconciliation Data

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
(in thousands)	2009	2008	2009	2008

Revenues
Water infrastructure	$191,766	$163,980	$766,957	$639,584
Mineral exploration	25,095	47,597	188,918	178,482
Energy	11,528	10,742	46,352	39,749
Other	1,009	1,270	5,836	10,459

Total revenues	$229,398	$223,589	$1,008,063	$868,274

Equity in earnings of affiliates
Mineral exploration	$2,976	$2,049	$14,089	$8,076

Income (loss) before income taxes and minority interest
Water infrastructure	$12,929	$8,573	$48,399	$42,995
Mineral exploration	437	11,377	39,260	37,452
Energy	(23,074)	3,241	(12,401)	13,075
Other	77	219	1,280	3,696
Unallocated corporate expenses	(5,915)	(4,546)	(25,486)	(21,199)
Interest	(816)	(986)	(3,614)	(8,730)

Total income (loss) before income taxes and minority interest	$(16,362)	$17,878	$47,438	$67,289

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.
Layne Christensen Company provides sophisticated services and related products for the water, mineral and energy markets.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	Three Months		Twelve Months
	Ended		Ended
	January 31,		January 31,
	2009	2008	2009	2008
Revenues	$229,398	$223,589	$1,008,063	$868,274
Cost of revenues (exclusive of depreciation, depletion, amortization and impairment shown below)	176,016	165,581	756,083	638,003
Selling, general and administrative expense	31,430	29,960	136,687	119,937
Depreciation, depletion and amortization	13,871	11,693	52,840	43,620
Impairment of oil and gas properties	26,690	—	28,704	—
Other income (expense):
Equity in earnings of affiliates	2,977	2,049	14,089	8,076
Interest	(816)	(986)	(3,614)	(8,730)
Other, net	86	460	3,214	1,229

Income (loss) before income taxes and minority interest	(16,362)	17,878	47,438	67,289
Income tax expense (benefit)	(5,011)	8,338	21,266	30,178
Minority interest	—	66	362	145

Net income (loss)	$(11,351)	$9,606	$26,534	$37,256

Basic income (loss) per share	$(0.59)	$0.50	$1.38	$2.23

Diluted income (loss) per share	$(0.59)	$0.50	$1.37	$2.20

Weighted average shares outstanding — basic	19,293	19,085	19,191	16,670
Dilutive stock options and unvested shares	24	281	195	268

Weighted average shares outstanding — diluted	19,317	19,366	19,386	16,938

	As of	As of
	January 31,	January 31,
Balance Sheet Data:	2009	2008
Cash and cash equivalents	$67,165	$73,068
Working capital, including current maturities of long-term debt	128,610	127,696
Total assets	719,357	696,955
Total long-term debt, excluding current maturities	26,667	46,667
Total stockholders’ equity	456,022	423,372
Common shares issued and outstanding	19,383	19,161